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                                                                  Exhibit 3.1.12


                              CERTIFICATE OF AMENDMENT
                             TO THE RESTATED CERTIFICATE
                                  OF INCORPORATION
                                         OF
                               PNY TECHNOLOGIES, INC.


      PNY TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST: The name of the Corporation is PNY TECHNOLOGIES, INC.

      SECOND: The Board of Directors of the Corporation, acting by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, did duly consent to, approve and adopt the following resolutions:

      RESOLVED, that the Board of Directors hereby finds it to be advisable and in the best interests of the Corporation that the Restated Certificate of Incorporation of the Corporation be amended in the following manner:

      Section 3.2(a) of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

            3.2 Dividends. (a) The holders of shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, non-cumulative dividends payable in cash for any periods during which Series A Preferred Stock is outstanding on or after July 1, 2004 as may be determined by the Board of Directors. Such dividends shall be payable semi-annually or as otherwise determined by the Board of Directors at a rate per annum per share equal to 4.25% of the Preferred Amount Per Share, as previously amended. No such dividends shall accrue or be payable in respect of any periods prior to July 1, 2004 and all rights of the holders of the Series A Preferred Stock to receive any dividends which have accrued prior to July 1, 2004 and which have not been declared are hereby canceled.

      THIRD: The stockholders of the Corporation, acting by written consent pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, did duly consent to, approve and adopt the aforesaid amendments to the Restated Certificate of Incorporation of the Corporation.
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      FOURTH: The aforesaid amendments have been duly adopted in accordance with the provisions of Section 151, 242, 141(f) and 228 (a) of the General
Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on its behalf by Gadi Cohen, its President, and attested by Heidi Stuto, its Secretary, this 15th day of January, 2004.


ATTEST:                                   PNY TECHNOLOGIES, INC.


/s/ Heidi Stuto                           By: /s/ Gadi Cohen
------------------------------               ---------------------------
Heidi Stuto, Secretary                       Gadi Cohen,  President


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